Exhibit 99.1

Lantronix Appoints Sailesh Chittipeddi to Its Board of Directors

IRVINE, Calif., May 12, 2025 – Lantronix Inc. (NASDAQ: LTRX), a global leader of compute and connectivity for IoT solutions enabling Edge AI Intelligence, today announced that Sailesh Chittipeddi, Ph.D., has joined the Lantronix Board of Directors as an independent director, effective May 6, 2025. Following the appointment of Chittipeddi, the Lantronix Board of Directors will be comprised of five directors, four of whom are independent under applicable listing standards of the Nasdaq Stock Market.

“We are very pleased to welcome Dr. Chittipeddi to the Lantronix Board of Directors,” said Hoshi Printer, chairman of the Board at Lantronix. “Dr. Chittipeddi is a respected subject expert in Industrial, IoT and Infrastructure businesses. He also has an extensive background in leading operations, procurement and supply chains globally.”

Dr. Chittipeddi is currently a Venture Partner at Novo Tellus Capital Partners, a Singapore-based private equity firm, and a Board Member at Tessolve, which is headquartered in India. Most recently, he was executive vice president of Global Operations at Renesas Electronics, where he oversaw internal and external manufacturing and associated functions, including supply chain, procurement and related development.

“Lantronix will benefit greatly from Dr. Chittipeddi’s extensive technology and broad industry expertise, including his service on boards of several global companies where he helped drive successful results,” added Saleel Awsare, CEO and president of Lantronix. “With his expertise in manufacturing, procurement, logistics and global supply chain strategy, Dr. Chittipeddi adds a valuable perspective as we navigate complex geopolitical and associated supply chain environment challenges.”

At Renesas, Dr. Chittipeddi also served as executive vice president of its Industrial, IoT and Infrastructure Business Unit. In this capacity, he nearly doubled the revenue to more than $7 billion USD. This business unit included the microcontroller, power and analog-mixed signal businesses of former IDT, ISL and DLG acquisition companies. He joined Renesas in 2019 following its acquisition of IDT. In this capacity, he also served as the president of Renesas Electronics America as well as the CEO of its acquired IDT Division.

Before his tenures at Renesas and IDT, Dr. Chittipeddi held numerous senior positions at other leading technology companies, including Conexant Systems, where he served as the CEO and president, as well as AT&T Bell Labs, Lucent Technologies and Agere Systems. He has also served on global public and private boards, including Sequans Communications (NYSE:SQNS), Tessolve (India), Avalanche Technologies (India), Steradian (India), Blu Wireless Technology (U.K.) and Peraso (Canada).

Dr. Chittipeddi holds an MBA from the University of Texas at Austin and a Ph.D. in Physics from The Ohio State University. He holds 83 U.S. semiconductor process, package and design patents and has published more than 40 technical articles.

About Lantronix

Lantronix Inc. is a global leader of compute and connectivity IoT solutions that target high-growth markets, including Smart Cities, Enterprise and Transportation. Lantronix’s products and services empower companies to succeed in the growing IoT markets by delivering customizable solutions that enable AI Edge Intelligence. Lantronix’s advanced solutions include Intelligent Substations infrastructure, Infotainment systems and Video Surveillance, supplemented with advanced Out-of-Band Management (OOB) for Cloud and Edge Computing.

For more information, visit the Lantronix website.

©2025 Lantronix, Inc. All rights reserved. Lantronix is a registered trademark. Other trademarks and trade names are those of their respective owners.

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